EXHIBIT 99.1

Vonage Holdings Corp. Reports Second Quarter 2010 Results

— Adjusted EBITDA1 Increases to $41 Million —

— Net Income of $12 Million or $0.06 per Share Excluding Adjustments2 —

— Company Reports Revenue of $225 Million —

— Company Reduces Debt by $18 Million; $41 Million in Past Two Quarters —

— Company Announces Vonage Mobile App for Facebook —

Holmdel, NJ, August 4, 2010 – Vonage Holdings Corp. (NYSE: VG), a leading provider of high-quality voice and messaging services over broadband networks, today announced results for the second quarter ended June 30, 2010.

Vonage reported record adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $41 million, up from $31 million in the year ago quarter and $40 million sequentially. This is the eleventh consecutive quarter of record high adjusted EBITDA. Revenue of $225 million increased from $220 million year-over-year and declined from $228 million sequentially. Income from operations increased to $24 million from $15 million in the year ago quarter and declined from $25 million sequentially.

The Company generated net income of $12 million or $0.06 per share, excluding adjustments.2 This is an improvement from $1 million in the second quarter of 2009 and flat sequentially. The Company reported a net loss of less than $1 million or $0.00 per share, which includes a $4 million charge relating to $23 million of debt prepaid at par in the second quarter, and an $8 million non-cash expense related to unconverted third-lien notes, resulting from an increase in the Company’s stock price in the second quarter. This compares to net income of $2 million or $0.01 per share in the second quarter of 2009 and $14 million or $0.07 per share in the first quarter of 2010.

Marc Lefar, Vonage Chief Executive Officer, said “It was a very strong financial quarter as we generated record high EBITDA, record high cash flow, substantially strengthened the balance sheet and significantly reduced customer churn. Our continuing strong financial performance has enabled us to reduce net debt 3 from nearly $200 million a year ago to $72 million. Our commitment to best-in-class customer service has significantly improved customer retention, lowering churn to 2.3% — the lowest level in more than three years.

“This morning, we announced the Vonage Mobile application for Facebook users which lets people make free mobile calls to anywhere in the world, directly from their friends lists with a single touch. This is just the start. In the future we will expand on this service to include a wide range of integrated voice and messaging services that change the way people communicate and drive value for our shareholders.”

Second Quarter Financial and Operating Highlights

Revenue for the second quarter was $225 million, an increase from $220 million in the year ago quarter and down from $228 million sequentially. Average revenue per user (“ARPU”) was $31.21, an increase from $28.88 in the prior year and down from $31.37 sequentially. The Company expects third quarter revenue to be roughly flat year-over-year and down slightly sequentially, due to an anticipated decline in ARPU from promotions.

Telephony services ARPU increased to $30.71 from $28.18 a year ago driven by higher fees and customer mix, and declined from $30.90 sequentially as expected due to the impact of promotions which were partially offset by other rate favorability.

As expected, direct cost of telephony services (“COTS”) increased in part due to higher international call volume as more customers signed up for Vonage World. On a per line basis, the cost of telephony services increased to $8.72 from $6.76 in the prior year and $8.60 sequentially. The Company expects COTS per line to increase during the second half of 2010 as it continues to grow its base of Vonage World customers.

Direct cost of goods sold was $14 million, down from $16 million in the year ago quarter and $17 million sequentially. Direct margins4 declined to 66% from 69% in the year ago quarter and increased from 65% sequentially helped by rate reductions achieved during the second quarter.

Selling, general and administrative (“SG&A”) expense was $61 million, down from $71 million in the year ago quarter as the Company benefited from operating efficiencies in customer care and lower legal and facilities expenses. Excluding one-time severance and litigation costs in the second quarter of 2009, the Company reduced SG&A by $5 million year-over-year, and SG&A was flat sequentially.

Pre-marketing operating income (“PMOI”)1, which represents cash generated from the Company’s existing customer base, was $100 million, up from $94 million in the year ago quarter and down from $102 million sequentially. PMOI per line was $13.89, up from $12.36 in the second quarter of 2009 and down from $14.07 sequentially.

Marketing expense was $49 million, down 5% from $52 million in the second quarter of 2009 and flat sequentially. Gross line additions of 155,000 increased from 144,000 the prior year on lower spend and were unchanged sequentially. Subscriber line acquisition cost (“SLAC”) declined to $318 from $363 year-over-year and was flat sequentially. The Company expects third quarter 2010 marketing spend to continue at approximately the same level as the second quarter 2010.

Vonage generated adjusted EBITDA of $41 million, up from $31 million in the year ago quarter and up from $40 million sequentially. The Company’s expectations for third quarter EBITDA are for year-over-year growth, but with a modest decline sequentially due to growth in the base of Vonage World subscribers, the continuing impact of promotions, and increased investment in new products.

Churn declined substantially to 2.3% from 3.2% in the year ago quarter and 2.6% sequentially driven by improvements in customer quality and the end-to-end customer experience. The Company stabilized its customer base, reporting a net line loss of 5,000, an improvement of 21,000 lines from the prior quarter.

As of June 30, 2010, cash, cash equivalents and restricted cash totaled $179 million. Capital expenditures for the quarter were $12 million and are expected to be in the mid-$40 million range for the full year 2010.

The Company generated record high free cash flow of $81 million, aided by changes in working capital. For the second consecutive quarter, the Company took advantage of the “Excess Cash Flow” provision in its debt agreements, retiring $18 million of debt at par. Combined with the $23 million retired after the first quarter of 2010, the Company has retired $41 million of its debt at par during the past four months. These prepayments will result in interest expense savings of $4 million in 2010 and $33 million over the remaining life of the loans.

Additionally, as a result of the Company’s sustained positive financial performance, the Company’s vendors released $29 million in cash formerly held as deposits. Approximately $17 million in previously restricted cash was released in the second quarter and $3 million was released at the beginning of the third quarter of 2010. Approximately $9 million previously held in “other assets” was released by the Company’s device manufacturer which also contributed to the free cash flow generated during the quarter.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.
(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).
(3)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP notes payable and capital lease obligations.
(4)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$221,704	$214,709	$446,231	$430,352
Customer equipment and shipping	3,637	5,319	7,061	13,681

	225,341	220,028	453,292	444,033

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,959, $4,872, $9,940 and $9,629, respectively)	62,969	51,480	125,464	103,231
Direct cost of goods sold	14,053	16,179	30,700	36,691
Selling, general and administrative	60,768	71,327	121,555	139,378
Marketing	49,324	52,144	98,564	117,839
Depreciation and amortization	13,929	13,848	27,697	26,744

	201,043	204,978	403,980	423,883

Income from operations	24,298	15,050	49,312	20,150

Other income (expense):
Interest income	173	60	226	170
Interest expense	(12,423)	(13,679)	(25,634)	(27,221)
Loss on extinguishment of notes	(3,985)	—	(2,947)	—
Change in fair value of embedded conversion option and stock warrant	(8,241)	1,150	(7,406)	14,120
Other, net	(43)	5	60	806

	(24,519)	(12,464)	(35,701)	(12,125)

Income (loss) before income tax benefit (expense)	(221)	2,586	13,611	8,025
Income tax benefit (expense)	(341)	(301)	(205)	(469)

Net income (loss)	$(562)	$2,285	$13,406	$7,556

Net income (loss) per common share:
Basic	$(0.00)	$0.01	$0.06	$0.05

Diluted	$(0.00)	$0.01	$0.06	$(0.02)

Weighted-average common shares outstanding:
Basic	211,305	156,928	206,342	156,824

Diluted	211,305	218,997	208,062	218,893

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$93,270	$19,060	$144,518	$25,624
Net cash provided by (used in) investing activities	5,056	(7,530)	(26,042)	(14,481)
Net cash used in financing activities	(23,837)	(1,132)	(24,484)	(2,001)
Capital expenditures, intangible asset purchases and development of software assets	(12,106)	(7,530)	(16,106)	(14,044)

	June 30, 2010	December 31, 2009
Balance Sheet Data (at period end):
Cash and cash equivalents	$125,900	$32,213
Restricted cash	53,583	43,700
Accounts receivable, net of allowance	18,300	15,053
Inventory, net of allowance	10,636	7,771
Prepaid expenses and other current assets	21,421	40,425
Deferred customer acquisition costs	12,281	23,072
Property and equipment, net	82,292	90,548
Software, net	32,775	35,540
Debt related costs, net	5,586	7,412
Intangible assets, net	4,759	5,331
Other assets	3,453	12,319

Total assets	$370,986	$313,384

Accounts payable and accrued expenses	$142,042	$80,683
Deferred revenue	51,716	64,558
Total long-term debt, including current portion, net of discount	189,653	201,771
Embedded conversion option within convertible notes, at fair value	17,490	25,050
Capital lease obligations	20,234	20,948
Other liabilities	9,410	12,283

Total liabilities	$430,545	$405,293

Total stockholders’ deficit	$(59,559)	$(91,909)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2009
Gross subscriber line additions	154,997	154,718	143,645
Change in net subscriber lines	(5,236)	(25,779)	(88,643)
Subscriber lines (at period end)	2,403,881	2,409,117	2,495,218
Average monthly customer churn	2.3%	2.6%	3.2%
Average monthly revenue per line	$31.21	$31.37	$28.88
Average monthly telephony services revenue per line	$30.71	$30.90	$28.18
Average monthly direct cost of telephony services per line	$8.72	$8.60	$6.76
Marketing costs per gross subscriber line addition	$318	$318	$363
Employees (excluding temporary help) (at period end)	1,158	1,207	1,260
Direct margin as a % of total revenue	65.8%	65.3%	69.2%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED

EBITDA AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2010	2010	2009	2010	2009
Income from operations	$24,298	$25,014	$15,050	$49,312	$20,150
Depreciation and amortization	13,929	13,768	13,848	27,697	26,744
Share-based expense	2,330	1,018	2,227	3,348	4,835

Adjusted EBITDA	40,557	39,800	31,125	80,357	51,729
Marketing	49,324	49,240	52,144	98,564	117,839
Customer equipment and shipping	(3,637)	(3,424)	(5,319)	(7,061)	(13,681)
Direct cost of goods sold	14,053	16,647	16,179	30,700	36,691

Pre-marketing operating income	$100,297	$102,263	$94,129	$202,560	$192,578

As a % of telephony services revenue	45.2%	45.5%	43.8%	45.4%	44.7%

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NET INCOME (LOSS) EXCLUDING ADJUSTMENTS

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2010	2010	2009	2010	2009
Net income (loss)	$(562)	$13,968	$2,285	$13,406	$7,556
(Gain) loss on extinguishment of notes	3,985	(1,038)	—	2,947	—
Change in fair value of embedded conversion option and stock warrant	8,241	(835)	(1,150)	7,406	(14,120)

Net income (loss) excluding adjustments	$11,664	$12,095	$1,135	$23,759	$(6,564)

Net income (loss) per common share:
Basic	$—	$0.07	$0.01	$0.06	$0.05

Diluted	$—	$0.06	$0.01	$0.06	$(0.02)

Weighted-average common shares outstanding:
Basic	211,305	201,324	156,928	206,342	156,824

Diluted	211,305	221,947	218,997	208,062	218,893

Net income (loss) per common share, excluding adjustments:
Basic	$0.06	$0.06	$0.01	$0.12	$(0.04)

Diluted	$0.05	$0.06	$0.01	$0.11	$(0.04)

Weighted-average common shares outstanding:
Basic	211,305	201,324	156,928	206,342	156,824

Diluted	224,969	221,947	156,928	221,825	156,824

VONAGE HOLDINGS CORP.

TABLE 5. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET DEBT

(Dollars in thousands)

(unaudited)

	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010

Current maturities of capital lease obligations	$1,372	$1,434	$1,500	$1,567	$1,637
Current portion of long-term debt	1,303	1,303	1,303	1,303	1,303
Notes payable, net of discount	201,782	195,398	200,468	202,624	188,350
Capital lease obligations, net of current maturities	20,234	19,854	19,448	19,029	18,597
Unamortized discount - notes payable	28,155	25,572	24,142	22,476	17,918

Gross Debt	$252,846	$243,561	$246,861	$246,999	$227,805

Less:

Unrestricted cash	$56,000	$37,819	$32,213	$52,055	$125,900
Concentration account	—	—	3,277	30,000	30,000

Net debt	$196,846	$205,742	$211,371	$164,944	$71,905

Gross Debt Breakout:

First lien principal	$128,817	$128,491	$128,165	$127,840	$104,327
Second lien principal	72,000	72,000	72,000	72,000	72,000
Third lien principal	18,000	6,369	5,695	2,600	2,400
Second lien paid-in-kind interest	9,938	14,171	18,576	23,104	27,912
Third lien accrued but unpaid interest	2,485	1,242	1,478	859	932
Capital leases	21,606	21,288	20,947	20,596	20,234

Gross Debt	$252,846	$243,561	$246,861	$246,999	$227,805

About Vonage

Vonage (NYSE: VG) is a leading provider of high-quality voice and messaging services over broadband networks. Our award winning technology serves approximately 2.4 million subscriber lines. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers free unlimited calling to landline phones in all cities and locations in more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Meghan Shaw 732.203.7133 meghan.shaw@vonage.com

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), pre-marketing operating income, net income (loss) excluding adjustments and net debt.

Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.

Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

Vonage believes that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as the Company is focused on growing both its revenue and customer base, the Company has chosen to invest significant amounts on its marketing activities to acquire and replace subscribers.

The Company provides information relating to its adjusted EBITDA and pre-marketing operating income so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. Adjusted EBITDA is also a component of several financial covenants arising under the Company’s November 2008 financing and failing to meet these covenants is likely to have an adverse effect on us.

The Company has also excluded the change in fair value of embedded conversion option and stock warrant and gain (loss) on extinguishment of notes from its net income (loss). The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

Vonage uses net debt as a measure of assessing leverage, as it reflects the gross debt under our credit agreements and capital leases less cash available to repay such amounts. The Company believes that net debt is also a factor that third parties consider in valuing the Company.

The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted EBITDA as GAAP income from operations excluding depreciation and amortization and share-based expense.

Vonage defines pre-marketing operating income as GAAP income from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines net income (loss) excluding adjustments, as GAAP net income excluding the change in fair value of embedded conversion option and stock warrant and the gain (loss) on extinguishment of notes.

Vonage defines net debt as the current and long-term portion of notes payable and capital lease obligations plus unamortized discount on notes payable less unrestricted cash and cash in a concentration account required by the Company’s credit agreements.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Wednesday, August 4, 2010 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight August 17, 2010, and may be accessed by dialing (800) 642-1687. International callers should dial (706) 645-9291. The replay passcode is: 86141131.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding future products and growth strategy, average revenue per user, telephony and marketing costs, adjusted EBITDA, and capital expenditures. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include: the competition the Company faces; the Company’s ability to adapt to rapid changes in the market for voice and messaging services and successfully introduce new products and services; the Company’s ability to control customer churn and attract new customers; worsening economic conditions; restrictions in the Company’s debt agreements that may limit its operating flexibility; system disruptions or flaws in the Company’s technology; results of pending litigation and intellectual property and other litigation that may be brought against the Company; results of regulatory inquiries into the Company’s business practices; the Company’s dependence on third party facilities, equipment and services; the Company’s dependence upon key personnel; any failure to meet New York Stock Exchange listing requirements; the Company’s history of net operating losses; the Company’s ability to obtain additional financing if needed; the Company’s ability to generate excess cash flow; differences between the Company’s service and traditional phone services, including 911 service; the Company’s dependence on customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to today.

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